Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D with respect to the Common Stock, $0.01 par value per share, of Ametrine Capital, Inc., dated as of November 9, 2010, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

November 9, 2010

Tailormade Holdings Ltd (f/k/a Meitav Underwriting Ltd)

/s/ Avner Stepak
(Signature)

Avner Stepak, Director
(Name and Title)

/s/ Avner Stepak
Avner Stepak

/s/ Yonatan Malca
Yonatan Malca